UNITED STATES

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BED BATH & BEYOND INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS SPECIAL OPPORTUNITIES, L.P. XII

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

MACELLUM ADVISORS GP, LLC

MACELLUM HOME FUND, LP

MACELLUM MANAGEMENT, LP

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA CATALYST, LP

MERLIN PARTNERS INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA SPECIAL OPPORTUNITY FUND

ANCORA/THELEN SMALL-MID CAP FUND

ANCORA ADVISORS, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

JONATHAN DUSKIN

FREDERICK DISANTO

VICTOR HERRERO AMIGO

THERESA R. BACKES

JOSEPH BOEHM

DAVID A. DUPLANTIS

JOHN E. FLEMING

SUE ELLEN GOVE

JANET E. GROVE

JEFFREY A. KIRWAN

JEREMY I. LIEBOWITZ

JON LUKOMNIK

CYNTHIA S. MURRAY

MARTINE M. REARDON

HUGH R. ROVIT

JOSHUA E. SCHECHTER

ALEXANDER W. SMITH

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, Macellum Advisors GP, LLC and Ancora Advisors, LLC, together with the other participants named herein (collectively, the “Participants”), intend to file a preliminary proxy statement and an accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit proxies for the election of their slate of director nominees at the 2019 annual meeting of shareholders of Bed Bath & Beyond Inc., a New York corporation (the “Company”).

Item 1: On March 26, 2019, the Participants issued the following press release:

SHAREHOLDERS NOMINATE SIXTEEN HIGHLY-QUALIFIED INDEPENDENT CANDIDATES FOR ELECTION TO BED BATH & BEYOND BOARD

•	Magnitude of value destruction necessitates wholesale board and leadership changes. CEO Steven Temares has overseen the destruction of more than $8 billion in market value over his 15-year tenure, with total shareholder returns of negative 58%. Since early 2015, the stock has lost over 80% of its value.
•	Failed retail execution and strategy. Apparent inability to prioritize a long list of poorly implemented initiatives and management’s lack of success in adapting its business model to a changing retail landscape, has resulted in stagnant sales and adjusted EBITDA margins declining from 18% in fiscal 2012 to 7% in the last 12-month period ending November 2018.
•	Deeply entrenched board lacking retail experience is an impediment to serving shareholder interests. Average director tenure is approximately 19 years and the lack of retail expertise and stale perspectives on the board have hindered proper oversight of the management team.
•	Excessive executive compensation and poor alignment of pay with performance. CEO Steven Temares, Co-Executive Chairmen Warren Eisenberg and Leonard Feinstein have received over $300 million in total compensation over the past 14 years during which time shares have underperformed the Company’s proxy peer group by 801%.
•	Board ignored shareholder vote at 2018 annual meeting and kept a director who failed to receive a majority vote. Former chair of compensation committee Victoria Morrison received 56% of votes cast AGAINST her at the last annual meeting, but the board ignored the will of shareholders and unanimously voted to reject her resignation.
•	Shareholders propose a strong director slate with extensive retail experience well-positioned to create significant shareholder value. Diverse slate of retail experts will be focused on hiring a new CEO, repositioning the Company for profitable growth, and instituting best-in-class corporate governance.
•	Bed Bath has tremendous potential with the right board and management team in place. Bed Bath has a valuable and dedicated workforce of more than 65,000 employees that can thrive under the right leadership. The shareholder group has identified significant opportunities to unlock substantial value, including modernizing the Company’s sourcing, merchandising, and marketing strategy and realigning employee compensation and incentives.

•	With the right board and management team in place, the shareholder group believes the Company has the potential to earn more than $5 in EPS annually over the next few years. The shareholder group looks forward to sharing a detailed plan developed with its nominees over the coming weeks and months.

NEW YORK – March 26, 2019 – Legion Partners Holdings, LLC (together with its affiliates, “Legion Partners”), Macellum Advisors GP, LLC (together with its affiliates, “Macellum”), and Ancora Advisors, LLC (together with its affiliates, “Ancora” and, together with Legion Partners and Macellum, “the Investor Group”) today announced the nomination of sixteen highly-qualified, independent candidates for election to the Board of Directors (the “board”) of Bed Bath & Beyond Inc. (Nasdaq: BBBY) (“Bed Bath” or the “Company”) at the 2019 Annual Meeting of Shareholders (the “2019 Annual Meeting”). The Investor Group is deemed to beneficially own, in the aggregate, approximately 5.0% of Bed Bath’s outstanding common stock, including approximately 1.0% of shares underlying call options which are currently exercisable. The Investor Group believes the magnitude of value destruction, coupled with the board’s self-enriching mindset as evidenced by its excessive pay packages and failure to hold itself and management accountable, necessitate a change in a majority of the board at the Annual Meeting.

Long Term Underperformance

The Investor Group is alarmed by the Company’s poor stock price performance, which has significantly underperformed its proxy peers since Steven Temares became CEO on April 3, 2003.

	Share Price Performance (Total Shareholder Return Including Dividends)
	1-Year	3-Year	5-Year	10-Year	Since April 2, 2003
Bed Bath & Beyond	(33%)	(70%)	(78%)	(39%)	(58%)
S&P 500 Index	10%	46%	67%	328%	342%
Russell 2000 Index	1%	45%	37%	314%	397%
Proxy Peer Group(1)	17%	1%	28%	471%	742%
Closest Retail Peers(2)	11%	27%	51%	404%	592%

Relative Performance vs. S&P 500 Index	(43%)	(116%)	(145%)	(367%)	(400%)
Relative Performance vs. Russell 2000 Index	(34%)	(115%)	(115%)	(353%)	(455%)
Relative Performance vs. Proxy Peer Group	(50%)	(71%)	(106%)	(510%)	(801%)
Relative Performance vs. Closest Retail Peers	(45%)	(97%)	(129%)	(443%)	(651%)

Source: SEC Filings, Bloomberg, Capital IQ as of 3/22/19

(1) Proxy Peer Group includes peers used for benchmarking executive compensation based on May 31, 2018 Proxy disclosure excluding Staples, Inc which was acquired

(2) Retail Peers include BBY, BURL, DKS, FND, HD, HOME, JCP, JWN, KIRK, KSS, LOW, M, MIK, ODP, RH, ROST, TCS, TGT, TJX, TSCO, TTS, WMT, WSM

Shareholders should not let this board continue to destroy shareholder value. Nor should shareholders believe that the board will hold management accountable to develop a defined and quantifiable road map for the future. In the Investor Group’s view, the lack of retail expertise on the board has been an impediment to advancement and in the current operating environment will only result in the continuation of deteriorating results. Shareholders must demand change now before the Company’s failures become irreversible.

“The time is now to instill best-in-class corporate governance and hold management and directors accountable for the horrendous performance that has resulted in $8 billion of value destruction over the over the last 15 years at Bed Bath & Beyond,” said Chris Kiper, Co-founder and Managing Principal of Legion Partners.

“I have the utmost confidence in the team of accomplished experts on our slate and the set of impactful initiatives we have identified – including hiring a new Chief Executive Officer who can return Bed Bath to the category killer it once was,” said Jonathan Duskin of Macellum. “We are excited to present this all-star cast of director candidates who possess the experience and expertise needed to expeditiously unlock significant shareholder value and growth in earnings power.”

Continued Pattern of Value Destruction

The Bed Bath board is presided over by Co-Chairmen Warren Eisenberg and Leonard Feinstein who have both served on the board for 48 years while the Company has lost touch with modern retail. This has resulted in an apparent inability to appropriately respond to a changing retail landscape that demands greater aptitude for how to compete in an omnichannel world. Key areas of underperformance are highlighted below:

Sales – Under the current board’s oversight and guidance, management has delivered a same-store sales compounded annual growth rate (CAGR) of 0.1% over the last five years. The lack of growth seems to stem from the Company’s inability to deliver a compelling assortment, experiential shopping environment and a viable omnichannel strategy. Further issues that appear to be causing market share erosion include:

1.	The merchandise architecture lacks a clearly defined “good, better, best” strategy or sufficient presence of opening price point items.
2.	Rather than offering a well-designed, thoughtfully curated product assortment, the stores contain a dizzying array of too similar items and lack the experience customers demand.

3.	The Company has failed to deliver on the promise of building a value-added interior design service model despite acquiring promising building blocks such as Decorist, Inc. which was purchased in 2017.
4.	The pricing message remains confusing to the customer. Despite price points that are below the competition when considering the coupon or reward member discount (BEYOND+), the Company provides little clear messaging to allow the customer to recognize the magnitude of the value proposition.

               Gross Margins – Gross margins have materially contracted by approximately 520 bps in the last five years from 39% to 34%. We believe this is a result of several factors including:

1.	Heavy reliance on promotional activity in an attempt to drive store traffic because management has lacked the ability to successfully implement initiatives that generate customer visits based on product or store experience.
2.	A mix shift to lower margin products.
3.	Failure to address the inadequacies of an expensive antiquated supply chain that has relied on inefficient middlemen for as much as 90% of their products.
4.	A lack of a comprehensive, margin enhancing private label program.
5.	A planning and allocation system where over 1,000 individual store managers behave like buyers and order 70% of their store’s assortment.
6.	The Company’s inventory turns are very low and likely lead to more clearance.
7.	Despite wielding more influence than store managers of nearly any other chain, store manager compensation is not tied to profitability, margins, inventory levels or asset turns. A phenomenon that likely also impacts payroll and individual store profit.

                Expenses – Selling, general and administrative (“SG&A”) expenses have increased 27% in the last five years. As a percentage of sales, SG&A has gone from 25% to 30%. The Company’s lack of sufficient disclosure makes it difficult to understand the drivers of additional costs. The Investor Group believes expense creep comes from a combination of higher advertising expenses, increasing head count, extensive use of consultants, and excessive executive compensation.

Capital allocation – Bed Bath has seen an alarming decline in return on invested capital (“ROIC”). The ROIC of Bed Bath was roughly 25% five years ago and has now declined to less than 10% on a trailing 12-month basis. While declining margins have been part of the story, the Company’s track record of capital allocation has been horrible. Capital expenditures have climbed from $243 million in 2011 to over $375 million today and poorly executed acquisitions of non-core businesses, some of which were purchased from the children of the Co-Chairmen, have failed to produce reasonable returns. Further exacerbating the problem, since 2011, the Company has spent nearly $8 billion of cash to buy back the Company’s stock at an average price of $59.

Non-core businesses – The Company continues adding significant complexity and distractions to their business with little to show for it. The board has made seven acquisitions since 2012, but the results continue to deteriorate at an accelerating rate. During just the last three years, the Company acquired Decorist, Inc., Chef Central, PersonalizationMall.com, LLC and One Kings Lane. Management can ill afford so many distractions with the core business in such a state of disrepair.

The following table provides a high-level summary of the declining results of the Company which have contributed to prolific declines in market value over the last eight years:

$’s in millions except share price	FY11	FY12	FY13	FY14	FY15	FY16	FY17	LTM	Current
Sales Growth %	8.5%	14.9%	5.4%	3.3%	1.9%	0.9%	1.1%	0.7%
Adjusted EBITDA Margin %	18.4%	16.8%	15.9%	15.0%	14.0%	11.7%	8.9%	6.9%
Adjusted EPS	$4.06	$4.56	$4.79	$5.03	$5.04	$4.58	$3.22	$2.21
ROIC %	25.2%	26.3%	25.4%	22.8%	22.1%	17.8%	11.5%	9.5%

Acquisitions	$0	$683	$0	$0	$0	$201	$6
Share Repurchases	$1,218	$1,001	$1,284	$2,251	$1,101	$547	$252
Average Repurchase Price	$57	$62	$70	$68	$59	$44	$31

Ending Market Capitalization	$14,108	$12,609	$13,837	$13,004	$7,676	$6,003	$3,067		$1,883

Source: SEC filings, Capital IQ

(1)	In 2014, Bed Bath issued debt as part of a levered recapitalization transaction and used the proceeds to repurchase stock paying close to the historical highs shares have ever seen

Repeatedly Failed Execution and Strategy

The board and management team would have us believe the Company’s present circumstance is simply part of their turnaround strategy. However, a further analysis of the Company’s history illustrates years of initiatives that have failed to deliver results. We believe this is a direct result of the board’s lack of relevant experience and management’s inability to prioritize projects, measure results, and adjust to changing customer demands.

Looking back several years, we see many initiatives that did not yield results or create a comprehensive solution to allow the Company to effectively compete in today’s environment. With each of the initiatives listed below, shareholders have been left guessing as to the outcome given most of these initiatives have been rolled out with much fanfare, only to have no subsequent detail provided on their impacts on the operation and financial results. This appears to be because the board does not inspect what it expects. As a result, management is not held accountable by the board and, in aggregate, these initiatives have not produced a meaningful impact on the business.

Private Label – The Company recently announced developing a private label as a priority. However, this has been a frequently mentioned initiative as far back as at least June 2015 when Steven Temares, CEO, stated during the Company’s Q1 2015 earnings call, “Development of portfolio of private-label brands has become a core focus for us and is one of the many ways in which we seek to differentiate ourselves from the competition.” Now, more than three years later, we can detect no evidence of a unifying, margin-enhancing private label strategy at the Company as they launch six new brands.

Furniture – As far back as April 2016, the Company claimed it would prioritize adding more furniture and home décor. During the Company’s Q4 2015 earnings call, Steven Temares, stated, “We do see tremendous opportunity in the furniture and home decor categories and our plans to grow our assortment dramatically in the years to come.” Yet today it resurfaces as a priority again. Shareholders and analysts are left guessing – was this initiative not successful before? Where is furniture and home décor penetration, margins, and turns today?

Experiential Stores – The Company has long hoped to make its stores more experiential. In April 2016, during the Company’s Q4 2015 earnings call, Steven Temares noted, “We are testing smaller store formats, and we are making our stores more experiential to further leverage the differentiated products, services and solutions we provide.” Again, in June 2017, during the Company’s Q1 2017 earnings call, Steven Temares proclaimed, “At the same time, we are making investments to evolve and improve existing store formats, enhance omnichannel services, integrate technology tools and create a more experiential shopping environment in our stores.” Yet today the Company’s stores are no more engaging and experiential and the Company finds the need to refocus on the priority once again.

New Store Formats – In December 2016, the Company finished their 120,000 square foot concept store in Brooklyn. According to Steven Temares, during the Company’s Q3 2016 earnings call, “A couple of weeks ago we opened the doors of our new shopping venue, Beyond at Liberty View, located in the Sunset Park community within Brooklyn. With approximately 120,000 square feet, this is a unique shopping destination that includes a Bed Bath & Beyond, buybuy BABY, Cost Plus World Market and Face Values, all under one roof...we believe the learnings generated from this initial Beyond experience will be beneficial to us in many ways. First, many of the aspects of what we’ve done here, including our enhanced assortment and services, can be rolled forward to other store locations. Second, we will iterate the entire experience in other settings where appropriate.” However, in December 2017, during the Company’s Q3 2017 earnings call, Steven Temares discussed another new store format test. “Delivering a convenient, engaging and inspiring shopping experience that’s intelligently personalized over time. Experience, a key initiative with this – within this objective is the development of a modified store format for Bed Bath & Beyond that creates a more engaging environment for our customers. The newly designed format will essentially transition our Bed Bath & Beyond stores to include additional elements of retail that are working well today, both in our own stores as well as in the broader bricks and mortar retail environment.”

Fast forward to today: there are many more new store formats being tested. Steven Temares commented, in September 2018, during the Company’s Q2 2018 earnings call, “In connection with our next-generation stores, we remain on track to have a total of approximately 40 next-generation stores by this upcoming spring. We currently have 9 stores with the new format and plan another 9 this fall, iterating quickly for continuous improvement. Beyond these 40, we have identified the next 125 stores with the potential to become next-generation stores. There’s a lot of work to do. These stores are our working lab, and we embrace that there are many things that are not right. We will learn from them and evolve quickly.” Could it be that management does not know what the customers actually want? Where has the board’s oversight been during this highly costly period of executive experimentation which occurred over more than three years?

Marketing/Personalization – In June 2016, during the Company’s Q1 2016 earnings call, Steven Temares commented on marketing personalization: “With regard to marketing, we continue to leverage our ever-expanding 360-degree view of our customer, which enables us to tailor our targeting techniques and enhance our personalization capabilities, both digitally and through traditional marketing media.” Yet in September 2018, over two years later, Mr. Temares indicated during the Company’s Q2 2018 earnings call, that this initiative is still undergoing significant testing “With regard to marketing personalization, the team has launched over 50 tests to date.”

Institutional Sales Initiative – In 2016, rather than focusing on the core Bed Bath business, Steven Temares was excitedly telling shareholders on every conference call that he was building an institutional business. During the Company’s Q3 2015 earnings call, Steven Temares stated, “In addition to our retail operations, we continue to grow our complementary institutional business, which includes Harbor Linen and T-Y Group by leveraging our combined expertise, product knowledge, distribution synergies and relationships to provide products and services to hospitality, travel and other institutional customers.” We believe it is clear that Steven Temares has a focus problem. Where was the board when the CEO was off pursuing non-core experiments?

Product Mix – In April 2016, Steven Temares highlighted, during the Company’s Q4 2015 earnings call, the substantial addition of non-core product into Bed Bath stores. “Our acquisitions of Harmon, Christmas Tree Shops and buybuy BABY in ‘02, ‘03 and ‘07 gave us an opportunity to further differentiate our merchandise assortment and our ability to do more for and with our customers. Over the past several years, in addition to all of this merchandise being available online and in stand-alone stores, we have also created specialty departments such as health and beauty care, baby, food and beverage within our stores to increasingly showcase this differentiated merchandise. We have continued to expand, differentiate and improve our merchandising-related services and solutions internally through our teams, including product development and externally via acquisition. The acquisition of Cost Plus World Market in 2012 gave us another avenue into the growing food, beverage and furniture categories.” Yet today, the Company bemoans the decline in gross margin caused by increasing the mix in the assortment to lower margin categories and there is no evidence these initiatives contributed to same store sales gains. Shareholders are left wondering how these could ever have been the right strategies to pursue at the expense of the core business.

Store Labor System – In April 2016, during the Company’s Q4 2015 earnings call, Steven Temares discussed the need to analyze the store labor system, “During 2014 and 2015, we rolled out our new workforce management system to Bed Bath & Beyond stores and going forward, plan to roll it out to all other concepts.” Yet in September 2018, during the Company’s Q2 2018 earnings call, the Company feels it still needs to address this issue again according to Susan Lattmann, CAO, “We completed the rollout of a human capital management system in the second quarter, which will allow us to be more efficient in onboarding, managing and training our associates and for our stores to be more productive.” How much time and expense will shareholders have to endure before a system is in place to improve 4-wall profitability?

Cost Savings – In September 2017, during the Company’s Q2 2017 earnings call, Steven Temares disclosed a $150 million cost savings plan, “We believe these initiatives as well as all the projects we have outside the SPMO should provide significant opportunity for us to drive further operational excellence and produce savings in excess of $150 million over the next few years. And this will allow us to strategically reinvest a portion of these savings into driving future growth for our Company. I look forward to providing updates on each of these initiatives as they move forward.” While subsequent calls have focused on unquantified talk about initiatives, there has been no delineation of the success against the proposed $150 million of cost savings while SG&A continues to rise.

Ahead of Plan? – The most recent puzzling assertion that left the Investor Group and others scratching their heads was in January 2019 when Steven Temares suggested, during the Company’s Q3 2018 earnings call, that the Company’s transformation was ahead of plan, “Let me start by saying that we are pleased with the progress we’re making in transforming our company and believe we are currently ahead of plan.” Yet, no evidence or quantification was shared with shareholders. Not only is there no clear sign that the Company is ahead of plan, there does not appear to be any evidence of stability. In Q3 2018, the Company experienced the largest same-store sales decline in five quarters, saw 210 bps of gross margin contraction and a 54% decline in operating income.

Excessive executive compensation and poor alignment of pay with performance

Despite chronic underperformance, the board has richly rewarded management and Executive Co-Chairmen Eisenberg and Feinstein with outsized compensation. During fiscal years 2015 to 2017, CEO Steven Temares received $51 million in awarded compensation related to performance for a period when BBBY’s stock price declined by approximately 70%. This pay package included a $4 million salary in each of these three years making Steven Temares’ salary more than double that of the next highest salaried executive in the Bed Bath proxy peer group. Over the same period, the Co-Chairmen received approximately $6 million in cumulative cash compensation plus an additional $11 million of compensation in the form of stock options, stock awards, chauffeur services and other perks.

Given the egregious compensation packages awarded to executives, the former chair of the compensation committee, Victoria Morrison, failed to win a majority of votes cast in the last annual meeting to elect directors. The board responded by unanimously voting to reject her resignation from the board in defiance of shareholder’s clear desires. Shareholders will no longer stand idle while the board prioritizes its own interests ahead of the shareholders.

THE INVESTOR GROUP HAS RECRUITED A WORLD-CLASS TEAM OF RETAIL INDUSTRY EXPERTS WITH BUSINESS ACUMEN AND SUCCESSFUL TRACK RECORDS TO RETURN BED BATH TO PROSPERITY

In nominating sixteen highly qualified executives for election to the board, the Investor Group believes the Company’s enormous potential can be realized through modernizing the Company’s sourcing, merchandising, and marketing strategy in combination with realigning employee compensation and incentives. These actions present the opportunity to dramatically improve profitability, strengthen cash flow, and increase return on invested capital.

The Investor Group fully appreciates that asking for control is no trivial matter. However, given the systematic disregard for shareholders exhibited by the entire board, the Investor Group believes that nothing short of wholesale change to the board will facilitate a turnaround of the Company. The Investor Group has developed a comprehensive plan to turn Bed Bath around which it will detail in a presentation to be released to shareholders in the near term. This will include a quantified time and action plan that prioritizes the following initiatives:

•	Executive management – recruiting a top-flight CEO to lead Bed Bath going forward. We plan to launch a search immediately to address this key position, with a number of interim CEO candidates ready to take the helm after the annual meeting.
•	Sales weakness – fixing the merchandise over-assortment problem through a detailed SKU rationalization process as well as developing a merchandise architecture that will resonate with customers. Making the in-store experience something that drives traffic to the stores is a key priority.
•	Gross margin deterioration – developing a direct sourcing and private label model as well as fixing mix issues created by the Company’s shift to commoditized and lower margin products.
•	Cost cutting – conducting an extensive reassessment of the increases in expenses over the last 5 years, including the explosion of the Company’s advertising budget, seemingly endless array of initiatives that have failed to produce meaningful results and extensive use of consultants. The Investor Group’s plan will further create a proper incentive compensation structure for store management to focus on: sales, margins, inventory and profits.
•	Capital allocation – reviewing all non-core businesses and assessing their value as part of the business or their potential value to other parties. Further, we plan to increase inventory turns which would result in a substantial release of cash tied up in slow moving goods. Excess cash created would be applied to share or debt repurchases, both of which are significantly accretive given discounted trading levels. Lastly, the increase in capital expenditures needs to be addressed.

Above all, unlike the existing board and management team, the Investor Group’s director nominees have the commitment to execute on these priorities and hold people accountable for delivering results. In the coming weeks, as the Investor Group’s detailed operational plans are released, the shareholders will see all the core elements that will drive over $5 per share in annual earnings by stabilizing top-line sales and expanding margins by 300 to 400 bps over the next few years.

The Investor Group’s highly-qualified independent director nominees, who will bring substantial skills including: sourcing, supply chain and private label; retail operations; marketing, branding and e-commerce; and investments, governance, real estate, and turnarounds, are:

SOURCING, SUPPLY CHAIN AND PRIVATE LABEL:

Janet E. Grove (age 68)

•	Former Corporate Vice Chairman from February 2003 to June 2011 for Macy’s, Inc.
•	Chairman and Chief Executive Officer of Macy’s Merchandise Group from December 1999 to February 2009

•	During her time at Macy’s, Ms. Grove ran its private label business with over $4 billion in sales and led initiatives focused on optimizing direct sourcing and supply chain for the home category
•	Ms. Grove served on the Board of Directors for Safeway, Inc., a supermarket chain and ClubCorp Holdings, Inc., an owner and operator of private golf and country clubs, during periods of time where she oversaw public company turnarounds that culminated in value creating strategic actions

Victor Herrero Amigo (age 50)

•	Chief Executive Officer at Guess?, Inc. from August 2015 to January 2019
•	Mr. Herrero completed a corporate and cultural transformation establishing a culture of purpose, centered around client interaction, and accountability reinforced by a flat organization
•	Achieved positive sales growth in all three regions for first time in eight years while consistently growing profitability for the past two years
•	Stabilized the North America market with retail same-store sales growth for the first time in eight years and accompanied stabilization with expanding operating margin
•	E-commerce business achieved double digit growth over last three years
•	Prior to Guess?, Inc., Mr. Herrero held several positions with Inditex Group, the world’s largest fashion retailer with brands including Zara, Massimo Dutti, Pull & Bear, Bershka, and Stradivarius including operational roles focused on supply chain and operational roles in Zara’s home business

Hugh R. Rovit (age 58)

•	Former Chief Executive Officer of Ellery Homestyles from May 2013 through its sale in September 2018. During his tenure, he repositioned merchandising and distribution strategies as the company became a multi-brand, diversified omni-channel category manager in home décor products. Gross margin improved by more than 800 bps, third party debt was retired completely and the company expanded third-party e-commerce revenue to represent almost 25% of total sales
•	Former Chief Executive Officer of Sure Fit from April 2006 through December 2012, shepherding the company thru sales to two private equity firms during that period. E-commerce revenue increased to almost 40% of total sales during that period, while he also reinvigorated product development to launch various patent-secured products to expand the company’s product portfolio into new channels, including pet, institutional and healthcare
•	Previously, he was a Principal at Masson & Company, LLC, a provider of interim and crisis management, from 2001 to 2005
•	From 1998 to 2001, Mr. Rovit served as Chief Operation Officer and Chief Financial Officer of Best Manufacturing, Inc., a provider of custom sheet metal fabrication solutions
•	Before that, Mr. Rovit served as Chief Financial Officer at Royce Hosiery Mills, Inc., a designer of brand name hosiery, from 1991 to 1998

•	Prior to that, Mr. Rovit served as the assistant to the Chairman at The Natori Company, Inc., a women’s fashion designer and manufacturer, from 1988 to 1991
•	Mr. Rovit currently serves on the Board of Directors for each of Spectrum Brands Holdings, Inc. (NYSE: SPB), a global and diversified consumer products company and Xpress Retail, a self-service movie rental kiosk operator

RETAIL OPERATIONS:

Theresa R. Backes (age 61)

•	Currently serves as the Chief Operating Officer of Independent Pet Partners, LLC, which operates nearly 150 independent Natural Pet Wellness Centers across the US
•	Former Chief Operating Officer from October 2007 to January 2014 at Francesca’s Holdings Corporation, a U.S. women’s specialty value retailer, during a time when the concept grew from 78 boutiques earning 15% EBIT margins in 2007 to 451 boutiques earning 22% EBIT margins (fiscal year ending February 2014)
•	Prior to Francesca’s, Mrs. Backes held senior operating positions at David’s Bridal, The Gap Inc. and Gymboree

Sue Ellen Gove (age 60)

•	President and founder of Excelsior Advisors, LLC, a retail consulting and advisory firm since August 2014
•	Chief Executive Officer of Golfsmith International Holdings, Inc., from October 2012 to April 2014 and Chief Operating Officer from September 2008 to October 2012 (in addition to Chief Financial Officer from March 2009 to July 2012) where she led growth through the development of an ecommerce strategy which grew to 20% of sales
•	Long, successful 25 years at Zale Corporation concluding her career there in the position of Chief Operating Officer and various positions in the finance department

Cynthia S. Murray (age 61)

•	Founder and Chief Executive Officer of Stanmore Partners, a senior leadership consultant to CEOs
•	Brand President of Chico’s FAS, a women’s clothing chain, from February 2009 to September 2016 driving rapid turnaround at the brand
•	After Chico posted -8% and -15% same-store sales in 2007 and 2008, Mrs. Murray was instrumental in driving same-store sales growth of +6%, +6%, and +8% in 2009, 2010, and 2011, respectively, while also driving dramatically higher profitability
•	Executive Vice President of Stage Stores, Inc., a retailer of trend-right, moderately priced, name-brand apparel, accessories, cosmetics, footwear and home goods, from 2004 to 2009
•	Prior to Stage Stores, Mrs. Murray held operational roles at Talbots and Saks Fifth Avenue

Alexander W. Smith (age 66)

•	Chief Executive Officer and a member of the Board of Directors of Pier 1 Imports, Inc. an omnichannel retailer specializing in imported home furnishings and decor, particularly furniture, table-top items, decorative accessories, and seasonal décor, from February 2007 until December 2016
•	During his career at Pier One, successfully turned around operating performance in a difficult macro environment by improving gross margins by approximately 1200 bps in the five years between 2007 and 2012
•	From 1995 until 2007, Mr. Smith held a number of positions at TJX Companies, Inc. (“TJ Maxx”), an off-price department store corporation, where he was instrumental in the development of TJ Maxx in the U.K, and served as Group President, where his responsibilities included Winners in Canada, Home Goods, TJ Maxx and Marshalls, plus a number of corporate functions
•	Executive Chairman of Vitamin Shoppe, Inc., a retailer of nutritional supplements, since February 2018 (Non-Executive Chairman since December 2017)

Jeffrey A. Kirwan (age 52)

•	Global President of Gap Brand at The Gap, Inc. from December 19, 2014 to February 20, 2018 and Chief Executive Officer, Gap, a division of The Gap, Inc., since December 2014 and various other roles at The Gap, Inc. since 2004
•	Mr. Kirwan served as President of Greater China at The Gap, Inc. from February 2013 to December 2014 where he was responsible for all brands and channels in mainland China, Hong Kong and Taiwan
•	He led the growth of The Gap, Inc.’s presence in China that grew to encompass two brands – Gap and Old Navy as well as Gap Outlet, reaching more than 100 stores across 25 cities in the region in less than four years as well as ecommerce channels for Gap and Old Navy
•	Prior to 2004, Mr. Kirwan was a Regional Group Director at Target Corporation

MARKETING, BRANDING AND E-COMMERCE:

David A. Duplantis (age 54)

•	Mr. Duplantis held a number of senior level management positions at Coach, Inc. (“Coach”), a global fashion company, from November 1998 to July 2016
•	Mr. Duplantis was a key member of the leadership team that grew Coach from a $380 million American accessories company to a $5 billion global, multi-channel, lifestyle fashion brand. During that period, total shareholder return increased over 2,300%
•	At Coach, David has a legacy of profitable innovation both online and in stores and was the founding leader and visionary of the company’s Global Web & Digital Media Group, recognized for being best in class amongst luxury brands globally
•	He began his career working for a variety of clothing retailers including, J. CREW, Inc. (1995 to 1998), The GAP, Inc. (1993 to 1995), and Macy’s WEST (1986 to 1993)

John E. Fleming (age 60)

•	Former Chief Executive Officer of Global eCommerce of Uniqlo Co. Ltd., a Japanese casual wear designer, manufacturer and retailer, from October 2013 to August 2016
•	Prior to that, he was at Walmart, Inc., where he held a number of executive positions, including Executive Vice President Chief Marketing Officer (2005 to 2006) and Executive Vice President, Chief Merchandising Officer (2007 to 2010)
•	During his tenure as CMO, Mr. Fleming transformed the merchandising organization at Walmart to improve product quality, the assortment clarity and the customer experience. In doing so, he accelerated both sales and profit in the U.S. business
•	From 2001 to 2005, Mr. Fleming was the Chief Executive Officer of Walmart.com, Walmart’s e-commerce platform, where he profitably scaled the online business to $1 billion in sales in five years
•	Mr. Fleming began his career at Dayton Hudson (now Target, Inc.) and rose through the ranks to become the Senior Vice President of Merchandising

Jeremy I. Liebowitz (age 49)

•	Serves as a Founder of Alchemy Rx, a strategy, marketing and eCommerce agency, since October 2018
•	Prior to that, he held executive level positions at Newell Brands Inc., a worldwide marketer of consumer and commercial products with a portfolio of brands, from June 2013 to June 2018, where he eventually became the division CEO of Global eCommerce
•	Mr. Liebowitz led the growth of Newell Brands (100+ brands) in Amazon and pure play online, Walmart.com and other retail.com, and DTC businesses, driving revenue from 2% of sales to 20% of sales in under five years
•	Mr. Liebowitz was the Vice President of Digital Commerce & Marketing of Jarden Corporation, a consumer products company, from November 2007 to April 2013 where he led the global digital, social, eCommerce, Internet Marketing, CRM, direct marketing division for Jarden Consumer Solutions and drove substantial increases in digital sales

Martine M. Reardon (age 56)

•	Ms. Reardon has over 30 years of retail marketing experience, including her most recent role as Chief Marketing Officer at Macy’s Inc., from which she retired in 2016
•	As CMO, directed a budget of $1.25 billion with a staff of 1,300 in marketing, advertising, creative and brand development, social mobile and digital media, public relations, cause marketing, media planning, consumer research and insights for 800 stores and Macys.com
•	Grew the e-commerce business through strategic vision and foresight to reallocate budget to digital to propel Macys.com business to be the 4th largest in the country
•	Responsible for building Macy’s profile as an entertainment brand connecting the retailer to film and television celebrities, pop music icons, leading names in fashion and the infamous Macy’s Thanksgiving Day Parade, July 4th Fireworks, Fashion Star, and Fashion’s Front Row

•	Ms. Reardon has served on the Board of Directors of Empire Company Limited (TSX: EMP.A), a Canadian company whose key businesses are food retailing and related real estate, since January 2017

INVESTMENTS, GOVERNANCE, REAL ESTATE AND TURNAROUNDS:

Joseph Boehm (age 56)

•	Mr. Boehm has over 30 years of experience in commercial real estate leasing and development, including his current role as Executive Vice President, Retail Leasing at QIC Global Real Estate
•	At QIC Global Real Estate, Mr. Boehm oversees leasing of a commercial real estate portfolio that includes 13 properties throughout the United States, with an approximate value of $5 billion
•	Held leadership roles at Forest City Enterprises for over 20 years and guided FCE’s retail real estate portfolio through transaction with QIC at industry leading cap rate at that time
•	At QIC, Mr. Boehm is responsible for US east and west coast retail leasing department, which includes all operating properties, projects currently under development, and peripheral land sales and/or ground leases
•	Member of the International Council of Shopping Centers for 25 years, where he has been active in the University of Shopping Centers at the Wharton School of the University of Pennsylvania as a faculty member, Assistant Dean, and Dean of the Leasing School

Jonathan Duskin (age 51)

•	Mr. Duskin has served as Chief Executive Officer of Macellum Capital Management, LLC, which operates a New York-based pooled investment fund, since July 2009, and as the sole member of Macellum Advisors GP, LLC, which is the general partner of Macellum Home Fund, LP, since September 2011
•	Mr. Duskin served as a Managing Director and Partner at Prentice Capital Management, LP, an investment management firm from January 2005 to February 2008
•	From March 2002 to January 2005, Mr. Duskin was a Managing Director at S.A.C. Capital Associates LLC, a New York-based hedge fund. From January 1998 to January 2002, Mr. Duskin was a Managing Director at Lehman Brothers Inc., an investment bank, and served as Head of Product Management and Chairman of the Investment Policy Committee within the Research Department
•	Mr. Duskin currently serves on the Board of Directors of Christopher & Banks Corporation, a retail clothing company, and Citi Trends, Inc., a retail clothing chain selling discounted products targeted primarily at urban customers
•	Mr. Duskin previously served on the Boards of Directors of Furniture.com, The Wet Seal, Inc. and Whitehall Jewelers, Inc.

Jon Lukomnik (age 62)

•	Mr. Lukomnik is managing partner of Sinclair Capital LLC, where he has consulted to Fortune 100 companies and to a number of the world’s largest institutional investors, with aggregate assets of more than $500 billion
•	Mr. Lukomnik served as investment advisor to the New York City Pension Funds and is a Trustee for the Van Eck family of mutual funds. In all, he has been the investment advisor or Trustee for more than $100 billion in assets
•	A recognized corporate governance expert, Mr. Lukomnik served as Chair of the Nominating and Governance Committees for AutoEurope, Sears Canada, and the Van Eck family of mutual funds. He just finished more than a decade as Executive Director of the IRRC Institute. He was honored three times by the National Association of Corporate Directors, as well as by the International Corporate Governance Network. He was a governance consultant to the International Finance Corporate of the World Bank
•	Mr. Lukomnik is a member of the Deloitte Audit Quality Advisory Committee and the Standing Advisory Group to the Public Company Accounting Oversight Board
•	Mr. Lukomnik has turnaround expertise, having served on the creditors’ committee which brought WorldCom out of bankruptcy. As a member of the Sears Canada Board of Directors, he helped see that retailer through the global financial crisis of 2008 to 2009

Joshua E. Schechter (age 45)

•	Investor and board member with particular focus on turnarounds in underperforming public companies
•	Corporate governance expert and financial expert with significant experience serving on public boards during periods of transformation
•	Director of Sunworks, Inc. since April 2018 and as Chairman of Company since May 2018
•	Director of Genesco, Inc. since April 2018
•	Director and Chairman of the Board of Support.com, a provider of cloud-based software and services for technology support, since 2016, as well as a member of its Nominating and Governance, and Audit Committees
•	Director at Viad Corp, an international experiential services company, since 2015
•	Mr. Schechter previously served on the Board of Directors of The Pantry, Inc. (NASDAQ: PTRY), a leading independently operated convenience store chain in the southeastern United States and one of the largest independently operated convenience store chains in the country, from 2014 until the completion of its public sale in March 2015

The Investor Group believes the gravity of corporate governance issues and rapid deterioration in operational performance during the last 12 months necessitates complete and immediate change on the board.

About Legion Partners

Legion Partners is a long-term-oriented activist fund focused on producing superior risk-adjusted returns for clients. Legion Partners’ investment strategy is concentrated on North American small cap equities, utilizing deep fundamental research and long-term shareholder engagement to drive superior performance over time.

About Macellum

Macellum Advisors GP, LLC, together with its affiliates (collectively, “Macellum”) have substantial experience investing in consumer and retail companies and assisting such companies in improving their long-term financial and stock price performance. Macellum’s historical investments include: Collective Brands, GIII Apparel Group, Hot Topic, Charming Shoppes and Warnaco, among other companies. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders, as we did with Perry Ellis. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change, including at The Children’s Place, Christopher &Banks and most recently at Citi Trends.

About Ancora Advisors

Ancora Holdings, Inc. is an employee owned, Cleveland, Ohio based holding company which wholly owns three separate and distinct SEC Registered Investment Advisers, Ancora Advisors, Inc., Ancora Family Wealth Advisors, LLC and Ancora Retirement Plan Advisors, Inc. and Inverness Securities LLC, a broker dealer. Ancora Advisors LLC specializes in customized portfolio management for individual investors, high net worth investors, investment companies (mutual funds), pooled investments (hedge funds/investment limited partnerships), and institutions such as pension/profit sharing plans, corporations, charitable & “Not-for Profit” organizations, and unions. Ancora Family Wealth Advisors, LLC is a leading, regional investment and wealth advisor managing assets on behalf families and high net-worth individuals. Ancora Retirement Plan Advisors, Inc. specializes in providing non-discretionary investment guidance for small and midsize employer sponsored retirement plans.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), Macellum Advisors GP, LLC, a Delaware limited liability company (“Macellum GP”), and Ancora Advisors, LLC, a Delaware limited liability company (“Ancora Advisors”) together with the participants named herein, intend to file a preliminary proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their slate of sixteen highly qualified director nominees at the 2019 annual meeting of shareholders of Bed Bath & Beyond Inc., a New York corporation (the “Company”).

LEGION PARTNERS HOLDINGS, MACELLUM GP, AND ANCORA ADVISORS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT http://www.sec.gov. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the proxy solicitation are Legion Partners Holdings, Legion Partners, L.P. I, a Delaware limited partnership (“Legion Partners I”), Legion Partners, L.P. II, a Delaware limited partnership (“Legion Partners II”), Legion Partners Special Opportunities, L.P. XII, a Delaware limited partnership (“Legion Partners Special XII”), Legion Partners, LLC, a Delaware limited liability company (“Legion LLC”), Legion Partners Asset Management, LLC, a Delaware limited liability company (“Legion Partners Asset Management”), Christopher S. Kiper, Raymond T. White, Macellum GP, Macellum Home Fund, LP, a Delaware limited partnership (“Macellum Home”), Macellum Management, LP, a Delaware limited partnership (“Macellum Management”), Jonathan Duskin, Ancora Catalyst Institutional, LP, a Delaware limited partnership (“Ancora Catalyst Institutional”), Ancora Catalyst, LP, a Delaware limited partnership (“Ancora Catalyst”), Merlin Partners Institutional, LP, a Delaware limited partnership (“Merlin Institutional”), Ancora Merlin, LP, a Delaware limited partnership (“Ancora Merlin”), Ancora Special Opportunity Fund, a Delaware limited partnership (“Ancora Special Opportunity”), Ancora/Thelen Small-Mid Cap Fund, a Delaware limited partnership (“Ancora/Thelen”), Ancora Advisors, LLC, a Nevada limited liability company (“Ancora Advisors”), Frederick DiSanto, Victor Herrero Amigo, Theresa R. Backes, Joseph Boehm, David A. Duplantis, John E. Fleming, Sue Ellen Gove, Janet E. Grove, Jeffrey A. Kirwan, Jeremy I. Liebowitz, Jon Lukomnik, Cynthia S. Murray, Martine M. Reardon, Hugh R. Rovit, Joshua E. Schechter and Alexander W. Smith.

As of the date of this press release, Legion Partners I directly beneficially owns 3,452,124 shares of Common Stock, including 898,000 shares underlying long call options, Legion Partners II directly beneficially owns 199,952 shares of Common Stock, including 52,000 shares underlying long call options, Legion Partners Special XII directly beneficially owns 982,000 shares of Common Stock, including 200,000 shares underlying long call options, and Legion Partners Holdings directly beneficially owns 200 shares of common stock of the Company (“Common Stock”) in record name and as the sole member of Legion Partners Asset Management and sole member of Legion LLC, Legion Partners Holdings may also be deemed to beneficially own the 3,452,124 shares of Common Stock beneficially owned directly by Legion Partners I, including 898,000 shares underlying long call options, 199,952 shares of Common Stock beneficially owned directly by Legion Partners II, including 52,000 shares underlying long call options, and 982,000 shares of Common Stock beneficially owned directly by Legion Partners Special XII, including 200,000 shares underlying long call options. As the general partner of each of Legion Partners I, Legion Partners II and Legion Partners Special XII, Legion LLC may be deemed to beneficially own the 3,452,124 shares of Common Stock beneficially owned directly by Legion Partners I, including 898,000 shares underlying long call options, 199,952 shares of Common Stock beneficially owned directly by Legion Partners II, including 52,000 shares underlying long call options, and 982,000 shares of Common Stock beneficially owned directly by Legion Partners Special XII, including 200,000 shares underlying long call options. As the investment advisor of each of Legion Partners I, Legion Partners II and Legion Partners Special XII, Legion Partners Asset Management may be deemed to beneficially own the 3,452,124 shares of Common Stock beneficially owned directly by Legion Partners I, including 898,000 shares underlying long call options, 199,952 shares of Common Stock beneficially owned directly by Legion Partners II, including 52,000 shares underlying long call options, and 982,000 shares of Common Stock beneficially owned directly by Legion Partners Special XII, including 200,000 shares underlying long call options. As a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings, Mr. Kiper may be deemed to beneficially own the 3,452,124 shares of Common Stock beneficially owned directly by Legion Partners I, including 898,000 shares underlying long call options, 199,952 shares of Common Stock beneficially owned directly by Legion Partners II, including 52,000 shares underlying long call options, 982,000 shares of Common Stock beneficially owned directly by Legion Partners Special XII, including 200,000 shares underlying long call options and 200 shares of Common Stock beneficially owned directly by Legion Partners Holdings. As a managing director of Legion Partners Asset Management and managing member of Legion Partners Holdings, Mr. White may be deemed to beneficially own the 3,452,124 shares of Common Stock beneficially owned directly by Legion Partners I, including 898,000 shares underlying long call options, 199,952 shares of Common Stock beneficially owned directly by Legion Partners II, including 52,000 shares underlying long call options, 982,000 shares of Common Stock beneficially owned directly by Legion Partners Special XII, including 200,000 shares underlying long call options and 200 shares of Common Stock beneficially owned directly by Legion Partners Holdings. Macellum Home directly beneficially owns 399,814 shares of Common Stock, including 89,500 shares underlying long call options. As the investment manager of Macellum Home, Macellum Management may be deemed to beneficially own the 399,814 shares of Common Stock beneficially owned directly by Macellum Home, including 89,500 shares underlying long call options. As the general partner of Macellum Home, Macellum GP may be deemed to beneficially own the 399,814 shares of Common Stock beneficially owned directly by Macellum Home, including 89,500 shares underlying long call options. As the sole member of Macellum GP, Mr. Duskin may be deemed to beneficially own the 399,814 shares of Common Stock beneficially owned directly by Macellum Home, including 89,500 shares underlying long call options. Ancora Catalyst Institutional directly beneficially owns 244,195 shares of Common Stock, including 83,700 shares underlying long call options, Ancora Catalyst directly beneficially owns 18,380 shares of Common Stock, including 6,300 shares underlying long call options, Merlin Institutional directly beneficially owns 235,455 shares of Common Stock, including 81,000 shares underlying long call options, Ancora Merlin directly beneficially owns 27,121 shares of Common Stock, including 9,000 shares underlying long call options, Ancora Special Opportunity directly beneficially owns 20,000 shares of Common Stock and Ancora/Thelen directly beneficially owns 96,780 shares of Common Stock. As the investment advisor to each of Ancora Catalyst Institutional, Ancora Catalyst, Merlin Institutional, Ancora Merlin, Ancora Special Opportunity, Ancora/Thelen and certain separately managed accounts, including accounts held by owners and employees of Ancora Advisors of which Ancora Advisors has sole voting and dispositive power over (collectively, the “SMAs”), Ancora Advisors may be deemed to beneficially own the 244,195 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional, including 83,700 shares underlying long call options, 18,380 shares of Common Stock beneficially owned directly by Ancora Catalyst, including 6,300 shares underlying long call options, 235,455 shares of Common Stock beneficially owned directly by Merlin Institutional, including 81,000 shares underlying long call options, 27,121 shares of Common Stock beneficially owned directly by Ancora Merlin, including 9,000 shares underlying long call options, 20,000 shares of Common Stock beneficially owned directly by Ancora Special Opportunity, 96,780 shares of Common Stock beneficially owned directly by Ancora/Thelen and 1,184,127 shares of Common Stock held in the SMAs. As the Chairman and Chief Executive Officer of Ancora Advisors, Mr. DiSanto may be deemed to beneficially own the 244,195 shares of Common Stock beneficially owned directly by Ancora Catalyst Institutional, including 83,700 shares underlying long call options, 18,380 shares of Common Stock beneficially owned directly by Ancora Catalyst, including 6,300 shares underlying long call options, 235,455 shares of Common Stock beneficially owned directly by Merlin Institutional, including 81,000 shares underlying long call options, 27,121 shares of Common Stock beneficially owned directly by Ancora Merlin, including 9,000 shares underlying long call options, 20,000 shares of Common Stock beneficially owned directly by Ancora Special Opportunity, 96,780 shares of Common Stock beneficially owned directly by Ancora/Thelen and 1,184,127 shares of Common Stock held in the SMAs. As of the date hereof, John E. Fleming directly beneficially owns 5,000 shares of Common Stock. As of the date hereof, none of Frederick DiSanto, Victor Herrero Amigo, Theresa R. Backes, Joseph Boehm, David A. Duplantis, Sue Ellen Gove, Janet E. Grove, Jeffrey A. Kirwan, Jeremy I. Liebowitz, Jon Lukomnik, Cynthia S. Murray, Martine M. Reardon, Hugh R. Rovit, Joshua E. Schechter or Alexander W. Smith own beneficially or of record any securities of the Company.

Media contact:

Sloane & Company

Dan Zacchei / Joe Germani

212.486.9500

dzacchei@sloanepr.com / jgermani@sloanepr.com

Investor contact:

John Ferguson

Saratoga Proxy Consulting LLC

(212) 257-1311

Source:

Legion Partners Holdings, LLC, Macellum Advisors GP, LLC and Ancora Advisors, LLC